EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common stock, $0.001 par value per share, of Imara Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to Such Statement.

Dated: July 20, 2021

ARIX BIOSCIENCE PLC

By:	/s/ Robert Lyne

Name:	Robert Lyne
Title:	Interim Chief Executive Officer

ARIX BIOSCIENCE HOLDINGS LIMITED

By:	/s/ Robert Lyne

Name:	Robert Lyne
Title:	Interim Chief Executive Officer

/s/ Mark Chin
Mark Chin

SCHEDULE A

GENERAL PARTNERS, CONTROL PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF CERTAIN REPORTING PERSONS

The following sets forth the name, position, address, principal occupation and citizenship of each general partner, control person, director and/or executive officer of the Reporting Persons (the “Instruction C Persons”). To the best of the Reporting Persons’ knowledge, (i) none of the Instruction C Persons during the last five years has been convicted in a criminal proceeding (excluding traffic violations or other similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws and (ii) none of the Instruction C Persons owns any Ordinary Shares or is party to any contract or agreement as would require disclosure in this Schedule 13D.

ARIX BIOSCIENCE HOLDINGS LIMITED

Name	Position	Citizenship	Present Principal Occupation	Business Address
Marcus Karia	Director	United Kingdom	Director, Arix Bioscience Holdings Limited	Duke Street House, 50 Duke Street, London, W1K 6JL, United Kingdom

Robert Lyne	Director	United Kingdom	Interim CEO, Director and Secretary, Arix Bioscience Plc	Duke Street House, 50 Duke Street, London, W1K 6JL, United Kingdom

ARIX BIOSCIENCE PLC

Name	Position	Citizenship	Present Principal Occupation	Business Address
Robert Lyne	Secretary	United Kingdom	Interim CEO, Director and Secretary, Arix Bioscience Plc	Duke Street House, 50 Duke Street, London, W1K 6JL, United Kingdom

Peregrine Moncreiffe	Director	United Kingdom	Director, Arix Bioscience Plc	Duke Street House, 50 Duke Street, London, W1K 6JL, United Kingdom

Giles Kerr	Director	United Kingdom	Director, Arix Bioscience Plc	Duke Street House, 50 Duke Street, London, W1K 6JL, United Kingdom

Isaac Kohlberg	Director	United Kingdom	Director, Arix Bioscience Plc	Duke Street House, 50 Duke Street, London, W1K 6JL, United Kingdom

Maureen O’Connell	Director	United Kingdom	Director, Arix Bioscience Plc	Duke Street House, 50 Duke Street, London, W1K 6JL, United Kingdom